Exhibit 99.1

Digi International Reports First Fiscal Quarter 2025 Results
Revenue of $104M, Record End of Quarter ARR of $120M
Cash Flow From Operations of $30M
(Minneapolis, MN, February 5, 2025) - Digi International® Inc. (Nasdaq: DGII), a leading global provider of business and mission critical Internet of Things ("IoT") products, services and solutions, today announced its financial results for its first fiscal quarter ended December 31, 2024.

First Fiscal Quarter 2025 Results Compared to First Fiscal Quarter 2024 Results

•Revenue was $104 million, a decrease of 2%.

•Gross profit margin was 62.0%, an increase of 440 basis points.

•Net income was $10 million, compared to a net loss of $3 million.

•Net income per diluted share was $0.27, compared to a net loss per diluted share of $0.08 (which included a $0.26 impact from the term B debt issuance cost write-off).

•Adjusted net income per diluted share was $0.50, compared to $0.48.

•Adjusted EBITDA was $26 million, an increase of 10%.

•Annualized Recurring Revenue (ARR) was $120 million at quarter end, an increase of 11%.

Reconciliations of non-GAAP financial measures to their closest GAAP analogues appear at the end of this release.

“Digi is off to a great start completing the first quarter of fiscal 2025. This is especially heartening in the context of a weak industrial economy. Our focus on IoT solutions that deliver ROI drove double digit year over year ARR growth,” stated Ron Konezny, President and CEO. “Strong cash generation, in a capital light business model, enabled a reduction in our debt balance strengthening our balance sheet. We celebrate our 40th anniversary this year. Our adaptability, resilience, innovation and commitment to service that have enabled our success over the past four decades will continue play a critical role enabling our bright future.”

Digi International Reports First Fiscal Quarter 2025 Results
Additional Financial Highlights

•We made payments against our revolving credit facility, reducing our outstanding debt to $95.0 million at quarter end, with a cash and cash equivalents balance of $25.9 million resulting in a debt net of cash and cash equivalents of $69.1 million.

•We had $2.3 million of interest expense in the first quarter of fiscal 2025, compared to $5.7 million in the first quarter of fiscal 2024. The decrease was driven by decreased debt outstanding and a reduction of our effective interest rate.

•Cash flow from operations was $30 million in the first quarter of fiscal 2025, compared to $19 million in the first quarter of fiscal 2024, driven primarily by year over year changes in accounts receivable and inventory.

•Inventory ended the quarter at $50 million, compared to $53 million at September 30, 2024, reflecting continued efforts to manage inventory levels.
Segment Results
IoT Product & Services
The segment's first fiscal quarter 2025 revenue of $77.8 million decreased $4.2 million, as compared to the same period in the prior fiscal year. This decrease consisted of a $4.7 million decline in one-time sales, with no material impact from pricing. This was driven by lower demand for some products, as some customers bled down inventory stockpiled from when supply chains were stressed. This decrease was partially offset by $0.5 million of recurring revenue growth. ARR as of the end of the first fiscal quarter was $27 million, an increase of 17% from the prior fiscal year. This increase was due to growth in the subscription base across extended warranty offerings and remote management platforms. Gross profit margin increased 510 basis points to 58.6% of revenue for the first fiscal quarter of 2025, driven by a favorable margin mix among product sales partially offset by an increase in inventory related adjustments.
IoT Solutions
The segment's first fiscal quarter 2025 revenue of $26.0 million increased $2.0 million, as compared to the same period in the prior fiscal year, consisting of a $2.1 million increase in recurring revenue, driven by growth in both SmartSense and Ventus, partially offset by a $0.1 million decrease in one-time sales. ARR as of the end of the first fiscal quarter was $93 million, an increase of 9% from the prior fiscal year driven by growth in both SmartSense and Ventus. Gross profit margins increased 60 basis points to 72.2% in the first fiscal quarter of 2025. This increase was the result of growth in higher margin ARR subscription revenues.
Capital Allocation Strategy
We intend to deleverage the company while seeking optimal inventory levels as our supply chain continues to normalize.
Acquisitions remain a top capital priority for Digi. We will be disciplined in our approach and act when we believe an opportunity is appropriate to execute in the context of prevailing market conditions. We are evolving and monitoring our acquisition pipeline, and we intend to focus more on scale and ARR.

Digi International Reports First Fiscal Quarter 2025 Results
Second Fiscal Quarter 2025 and Full-Year 2025 Guidance
ARR is our top priority, delivering high-value solutions that empower our customers to achieve their most critical objectives. With resilient execution in the rapidly expanding Industrial Internet of Things market, Digi aims to grow ARR and Adjusted EBITDA to $200 million within the next four years. Strategic acquisitions aligned with these key metrics could accelerate this timeline, unlocking even greater value.
The current dynamic political landscape introduces new uncertainty regarding economic policies, regulation, and taxation, impacting market conditions. In addition, continued macroeconomic headwinds, particularly in industrial markets, means adaptability is more crucial than ever. Demand for Digi’s solutions remains strong as we deliver meaningful ROI for our customers and helps them succeed in rapidly changing environments.

Our outlook for fiscal 2025 remains unchanged, with ARR growing approximately 10%, while our revenue and Adjusted EBITDA projects to be flat year over year. For the second fiscal quarter, revenues are estimated to be $102 million to $106 million. Adjusted EBITDA is estimated to be between $24.0 million and $25.5 million. Adjusted net income per share is anticipated to be between $0.46 and $0.50 per diluted share, assuming a weighted average diluted share count of 37.8 million shares.
We provide guidance or longer-term targets for Adjusted net income per share as well as Adjusted EBITDA targets on a non-GAAP basis. We do not reconcile these items to their most similar U.S. GAAP measure as it is difficult to predict without unreasonable efforts numerous items that include but are not limited to the impact of foreign exchange translation, restructuring, interest and certain tax related events. Given the uncertainty, any of these items could have a significant impact on U.S. GAAP results.
First Fiscal Quarter 2025 Conference Call Details
As announced on January 16, 2025, Digi will discuss its first fiscal quarter and full fiscal 2024 results on a conference call on Wednesday, February 5, 2025 at approximately 5:00 p.m. ET (4:00 p.m. CT). The call will be hosted by Ron Konezny, President and Chief Executive Officer and Jamie Loch, Chief Financial Officer.
Participants may register for the conference call at: https://register.vevent.com/register/BIaf7c06375e7140f4a74afd2bbdc840d9. Once registration is completed, participants will be provided a dial-in number and passcode to access the call. All participants are asked to dial-in 15 minutes prior to the start time.
Participants may access a live webcast of the conference call through the investor relations section of Digi’s website, https://digi.gcs-web.com/ or the hosting website at: https://edge.media-server.com/mmc/p/dot4kzy5/.
A replay will be available within approximately two hours after the completion of the call for approximately one year. You may access the replay via webcast through the investor relations section of Digi’s website.
A copy of this earnings release can be accessed through the financial releases page of the investor relations section of Digi's website at www.digi.com.
For more news and information on us, please visit www.digi.com/aboutus/investorrelations.
About Digi International
Digi International (Nasdaq: DGII) is a leading global provider of IoT connectivity products, services and solutions. We help our customers create next-generation connected products and deploy and manage critical communications infrastructures in demanding environments with high levels of security and reliability. Founded in 1985, we’ve helped our customers connect over 100 million things and growing. For more information, visit Digi's website at www.digi.com.

Digi International Reports First Fiscal Quarter 2025 Results
Forward-Looking Statements
This press release contains forward-looking statements that are based on management’s current expectations and assumptions. These statements often can be identified by the use of forward-looking terminology such as "assume," "believe," "continue," "estimate," "expect," "intend," "may," "plan," "potential," "project," "should," or "will" or the negative thereof or other variations thereon or similar terminology. Among other items, these statements relate to expectations of the business environment in which Digi operates, projections of future performance, inventory levels, perceived marketplace opportunities, debt repayments, attributions of potential acquisitions and statements regarding our mission and vision. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions. Among others, these include risks related to ongoing and varying inflationary and deflationary pressures around the world and the monetary and trade policies of governments globally as well as present and ongoing concerns about a potential recession, the potential for longer than expected sales cycles, the ability of companies like us to operate a global business in such conditions as well as negative effects on product demand and the financial solvency of customers and suppliers in such conditions, risks related to ongoing supply chain challenges that continue to impact businesses globally, regulatory risks that include, but are not limited to, the potential expansion of tariffs, risks related to cybersecurity, risks arising from the present military conflicts in Ukraine and the Middle East, the highly competitive market in which our company operates, rapid changes in technologies that may displace products sold by us, declining prices of networking products, our reliance on distributors and other third parties to sell our products, the potential for significant purchase orders to be canceled or changed, delays in product development efforts, uncertainty in user acceptance of our products, the ability to integrate our products and services with those of other parties in a commercially accepted manner, potential liabilities that can arise if any of our products have design or manufacturing defects, our ability to integrate and realize the expected benefits of acquisitions, our ability to defend or settle satisfactorily any litigation, the impact of natural disasters and other events beyond our control that could negatively impact our supply chain and customers, potential unintended consequences associated with restructuring, reorganizations or other similar business initiatives that may impact our ability to retain important employees or otherwise impact our operations in unintended and adverse ways, and changes in our level of revenue or profitability which can fluctuate for many reasons beyond our control. These and other risks, uncertainties and assumptions identified from time to time in our filings with the United States Securities and Exchange Commission, including without limitation, those set forth in Item 1A, Risk Factors, of our Annual Report on Form 10-K for the year ended September 30, 2024, subsequent filings on Form 10-Q and other filings, could cause our actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Many of such factors are beyond our ability to control or predict. These forward-looking statements speak only as of the date for which they are made. We disclaim any intent or obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Digi International Reports First Fiscal Quarter 2025 Results
Presentation of Non-GAAP Financial Measures
This release includes adjusted net income, adjusted net income per diluted share and Adjusted EBITDA, each of which is a non-GAAP measure.
We understand that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures, such as net income, for the purpose of analyzing financial performance. The disclosure of these measures does not reflect all charges and gains that were actually recognized by Digi. These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies or presented by us in prior reports. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. We believe that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. We believe these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. Additionally, Adjusted EBITDA does not reflect our cash expenditures, the cash requirements for the replacement of depreciated and amortized assets, or changes in or cash requirements for our working capital needs.
We believe that providing historical and adjusted net income and adjusted net income per diluted share, respectively, exclusive of such items as reversals of tax reserves, discrete tax benefits, restructuring charges and reversals, intangible amortization, stock-based compensation, other non-operating income/expense, changes in fair value of contingent consideration, acquisition-related expenses and interest expense related to acquisitions permits investors to compare results with prior periods that did not include these items. Management uses the aforementioned non-GAAP measures to monitor and evaluate ongoing operating results and trends and to gain an understanding of our comparative operating performance. In addition, certain of our stockholders have expressed an interest in seeing financial performance measures exclusive of the impact of these matters, which while important, are not central to the core operations of our business. Management believes that Adjusted EBITDA, defined as EBITDA adjusted for stock-based compensation expense, acquisition-related expenses, restructuring charges and reversals, and changes in fair value of contingent consideration, is useful to investors to evaluate our core operating results and financial performance because it excludes items that are significant non-cash or non-recurring items reflected in the Condensed Consolidated Statements of Operations. We believe that the presentation of Adjusted EBITDA as a percentage of revenue is useful because it provides a reliable and consistent approach to measuring our performance from year to year and in assessing our performance against that of other companies. We believe this information helps compare operating results and corporate performance exclusive of the impact of our capital structure and the method by which assets were acquired.

Digi International Reports First Fiscal Quarter 2025 Results

Investor Contact:

Rob Bennett
Investor Relations
Digi International
952-912-3524
Email: rob.bennett@digi.com

Digi International Reports First Fiscal Quarter 2025 Results
Digi International Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended December 31,
	2024	2023
Revenue	$103,866	$106,089
Cost of sales	39,468	44,989
Gross profit	64,398	61,100
Operating expenses:
Sales and marketing	21,757	19,647
Research and development	15,027	14,633
General and administrative	14,255	14,687
Operating expenses	51,039	48,967
Operating income	13,359	12,133
Other expense, net	(2,263)	(15,409)
Income (loss) before income taxes	11,096	(3,276)
Income tax provision (benefit)	1,013	(222)
Net income (loss)	$10,083	$(3,054)

Net income (loss) per common share:
Basic	$0.27	$(0.08)
Diluted	$0.27	$(0.08)
Weighted average common shares:
Basic	36,680	36,129
Diluted	37,483	36,129

Digi International Reports First Fiscal Quarter 2025 Results
Digi International Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31, 2024	September 30, 2024
ASSETS
Current assets:
Cash and cash equivalents	$25,935	$27,510
Accounts receivable, net	64,928	69,640
Inventories	50,184	53,357
Prepaid expenses and other current assets	4,827	3,940
Total current assets	145,874	154,447
Non-current assets	650,239	660,628
Total assets	$796,113	$815,075
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	27,049	23,759
Other current liabilities	63,290	65,578
Total current liabilities	90,339	89,337
Long-term debt	94,952	123,185
Other non-current liabilities	20,147	21,518
Non-current liabilities	115,099	144,703
Total liabilities	205,438	234,040
Total stockholders’ equity	590,675	581,035
Total liabilities and stockholders’ equity	$796,113	$815,075

Digi International Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three months ended December 31,
	2024	2023
Net cash provided by operating activities	$29,719	$18,672
Net cash used in investing activities	(577)	(292)
Net cash used in financing activities	(30,540)	(20,376)
Effect of exchange rate changes on cash and cash equivalents	(177)	1,851
Net decrease in cash and cash equivalents	(1,575)	(145)
Cash and cash equivalents, beginning of period	27,510	31,693
Cash and cash equivalents, end of period	$25,935	$31,548

Digi International Reports First Fiscal Quarter 2025 Results
Non-GAAP Financial Measures
TABLE 1
Reconciliation of Net Income (Loss) to Adjusted EBITDA
(In thousands)

	Three months ended December 31,
	2024		2023
		% of total revenue		% of total revenue
Total revenue	$103,866	100.0%	$106,089	100.0%

Net income (loss)	$10,083		$(3,054)
Interest expense, net	2,294		5,661
Debt issuance cost write-off	—		9,722
Income tax provision (benefit)	1,013		(222)
Depreciation and amortization	8,500		8,051
Stock-based compensation expense	3,560		3,106
Restructuring charge	159		103
Acquisition expense, net	—		(61)
Adjusted EBITDA	$25,609	24.7%	$23,306	22.0%
TABLE 2
Reconciliation of Net Income (Loss) and Net Income (Loss) per Diluted Share to
Adjusted Net Income and Adjusted Net Income per Diluted Share
(In thousands, except per share amounts)

	Three months ended December 31,
	2024		2023
Net income (loss) and net income (loss) per diluted share	$10,083	$0.27	$(3,054)	$(0.08)
Amortization	5,765	0.15	6,238	0.17
Stock-based compensation expense	3,560	0.09	3,106	0.08
Other non-operating (income) expense	(31)	—	26	—
Acquisition expense, net	—	—	(61)	—
Restructuring charge	159	—	103	—
Interest expense, net	2,294	0.06	5,661	0.15
Debt issuance cost write-off	—	—	9,722	0.26
Tax effect from the above adjustments (1)	(2,736)	(0.07)	(3,913)	(0.11)
Discrete tax benefits (2)	(362)	(0.01)	(182)	—
Adjusted net income and adjusted net income per diluted share (3)	$18,732	$0.50	$17,646	$0.48
Diluted weighted average common shares		37,483		36,715
(1)The tax effect from the above adjustments assumes an estimated effective tax rate of 18.0% for fiscal 2025 and 2024 based on adjusted net income.
(2)For the three and twelve months ended December 31, 2024 and 2023 discrete tax benefits are a result of changes in excess tax benefits recognized on stock compensation.
(3)Adjusted net income per diluted share may not add due to the use of rounded numbers.